Exhibit 99.1

Press release dated December 17, 2008.

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES DECLARATION OF CASH DIVIDEND

AND RENEWAL OF STOCK REPURCHASE AUTHORIZATION

Pleasanton, CA — Simpson Manufacturing Co., Inc. announced today that, on December 15, 2008, its Board of Directors (“Board”) declared a cash dividend of $0.10 per share. The record date for the dividend will be January 6, 2009, and it will be paid on January 27, 2009. Also at its December 15, 2008, meeting, the Board authorized the Company to repurchase up to $50.0 million of the Company’s common stock. The authorization will remain in effect through the end of 2009.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.